Exhibit 5.1

December 26, 2006

Board of Directors
Combimatrix Corporation
6500 Harbour Heights Parkway
Suite 301
Mukilteo, WA 98275

Re: CombiMatrix Corporation Registration Statement on Form S-1 to be Filed with the Securities and Exchange Commission on or about December 27, 2006

Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement on Form S-1 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the registration of the redemption of Acacia Research-CombiMatrix common stock (“AR-CombiMatrix Stock”) in exchange for common stock of CombiMatrix Corporation (the “Registrant”) pursuant to the Amended and Restated Certificate of Incorporation of Acacia Research Corporation.

We have acted as counsel for the Registrant in connection with the Registration Statement. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations made by the Registrant.

We express no opinion as to any jurisdiction other than federal securities laws and the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that when issued and transferred in the manner referred to in the Registration Statement, the Securities issued thereby will be legally and validly issued, fully paid and non-assessable.

The opinions contained in this opinion letter merely constitute expressions of my reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for the benefit of the Registrant and its stockholders in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to use this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Dennis J. Rasor